SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

_____________

Filed by the Registrant: X

Filed by a Party other than the Registrant: ___

Check the appropriate box:

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ð	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6 (e)(2))

X	Definitive Proxy Statement
ð	Definitive Additional Materials

ð	Soliciting Material Pursuant to 240.14a-12

UMH Properties, Inc.

(Name of Registrant as Specified in Its Charter)

_____________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ð	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

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UMH PROPERTIES, INC. Juniper Business Plaza, 3499 Route 9 North, Suite 3-C Freehold, New Jersey 07728 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS June 18, 2015

Notice is hereby given that the Annual Meeting of Shareholders (Annual Meeting) of UMH Properties, Inc., a Maryland corporation (the Company), will be held on Thursday, June 18, 2015, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.	To elect four Directors, each to hold office until the Company’s annual meeting of shareholders in 2018 and until his or her successor is duly elected and qualifies;

2.	To consider and vote upon the ratification of the appointment of PKF O’Connor Davies as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	To consider and vote upon a nonbinding shareholder proposal regarding the voting standard for the election of the Company’s directors, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on April 14, 2015, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY AUTHORIZE A PROXY TO VOTE THEIR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 5 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

ELIZABETH CHIARELLA
SECRETARY
April 30, 2015

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UMH PROPERTIES, INC. Juniper Business Plaza 3499 Route 9 North, Suite 3-C Freehold, New Jersey 07728 __________
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS June 18, 2015 __________ SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of UMH Properties, Inc., a Maryland corporation (the Company), of proxies to be voted at the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held on Thursday, June 18, 2015, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (Notice). This Proxy Statement and the accompanying Proxy Card are being distributed on or about April 30, 2015, to shareholders of record as of the close of business on April 14, 2015. Unless the context requires otherwise, references in this Proxy Statement to “UMH”, “we”, “our”, “us” and the “Company” refer to UMH Properties, Inc. and its consolidated subsidiaries.

A copy of the Company’s annual report, including financial statements, is being mailed herewith, and is available on the Company’s website at www.umh.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 18, 2015

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2014 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or notice of Internet availability in hand when you access the website and follow the instructions. You will need your 12 digit Control Number which is located on your Proxy Card or notice of Internet availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

UMH CONTACT INFORMATION

The mailing address of our principal executive office is Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and our main telephone number is (732) 577-9997. We maintain an Internet website at www.umh.com. Information at or connection to our website is not incorporated by reference into this Proxy Statement, and is not and should not be considered part of this Proxy Statement.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders? At the Annual Meeting, our common shareholders will vote upon matters described in the Notice, including the election of directors, the ratification of the selection of PKF O’Connor Davies as our independent registered public accounting firm and a non-binding shareholder proposal, if properly presented at the Annual Meeting. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

Who can attend the Annual Meeting? All of our common shareholders of record as of the close of business on April 14, 2015, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 14, 2015, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

•	the election of four directors;

•	the ratification of the appointment of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	a nonbinding shareholder proposal, if properly presented at the Annual Meeting.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•	FOR the election of each nominee for election as a director named in this Proxy Statement (Proposal No. 1);

•	FOR the ratification of the appointment of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal No. 2); and

•	AGAINST the shareholder proposal regarding the voting standard for election of the Company’s directors, if properly presented at the Annual Meeting as described in this Proxy Statement (Proposal No. 3).

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

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Who may vote? You may vote if you owned shares of our common stock at the close of business on April 14, 2015, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. Cumulative voting is not permitted in the election of directors.

What is a quorum for the Annual Meeting? As of April 14, 2015, we had 25,309,003 shares of common stock outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors. To ratify the appointment of PKF O’Connor Davies as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required. To approve the nonbinding shareholder proposal, if properly presented at the Annual Meeting, as described in this Proxy Statement (Proposal No. 3), the affirmative vote of the majority of the votes cast on the proposal is required.

The shareholder proposal regarding the voting standard for the election of directors is a request to our Board of Directors and is not a binding proposal. As a result, approval of this proposal, if properly presented at the Annual Meeting, will not result in any amendments to our charter or bylaws or any change to the vote required to elect directors.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

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If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (NYSE), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors) or Proposal No. 3 (Shareholder Proposal) without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held of record in your name, there are three ways for you to authorize a proxy:

•	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on June 17, 2015. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.

•	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

•	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
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If you mail us your properly completed and signed Proxy Card, or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of PKF O’Connor Davies, as our independent registered public accounting firm; AGAINST the non-binding shareholder proposal, if properly presented at the Annual Meeting; and in their discretion on such additional matters.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

• Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

• Signing a proxy bearing a later date; or

• Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your instructions.

Who pays for this proxy solicitation? The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the close of business on the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and authorizing your proxy by the Internet or telephone, or by completing and returning the enclosed Proxy Card (if you received your proxy materials in the mail) will help to avoid additional expense.

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PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Four Class III directors are up for election at the Annual Meeting to serve until the Company’s annual meeting of shareholders in 2018 and until their successors are duly elected and qualify. The four nominees for election as Class III directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class III director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his or her term expires.

The Company’s Board of Directors currently consists of ten directors, four of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four Class III Director nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	56	Vice President and Chief Financial Officer (1995 to present), Controller (1991 to 1995) and Director. Certified Public Accountant; Interim Chief Financial Officer (March 2012 to July 2012), Treasurer (2010 to 2013), Chief Financial Officer (1991 to 2010) and Director (1993 to 2004, and 2007 to present) of UMH Properties, Inc., an affiliated company. Ms. Chew’s extensive public accounting, finance and real estate industry experience is the primary reason, amongst many, why Ms. Chew serves on our Board.	1995

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Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Eugene W. Landy	81	Chairman of the Board (1995 to present), President and Chief Executive Officer (1969 to 1995), and Director. Attorney at Law; Founder, Chairman of the Board and Director (1968 to present), President and Chief Executive Officer (1968 to 2013) of UMH Properties, Inc., an affiliated company. As our founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, amongst many, why Mr. Landy serves on our Board.	1969

Samuel A. Landy	54	President and Chief Executive Officer (1995 to present), Vice President (1991-1995) and Director. Attorney at Law; Director (1989 to present) of UMH Properties, Inc., an affiliated company. Mr. Landy’s role as our President and Chief Executive Officer and his extensive experience in real estate investment, operations management and REIT leadership is the primary reason, amongst many, why Mr. Landy serves on our Board.	1992
Stuart D. Levy	45	Independent Director. Vice President in the Real Estate Finance Group at Helaba-Landesbank Hessen-Thuringen (2006 to present). Mr. Levy’s extensive real estate background is the primary reason, amongst many, why Mr. Levy serves on our Board.	2011

At the Annual Meeting, the shareholders of the Company will be requested to elect four Class III Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class I Directors with Terms Expiring in 2016

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Michael P. Landy	53	Director. Executive Vice President (2010 to 2012), Vice President – Investments (2001 to 2010). President and Chief Executive Officer (2013 to present), Chief Operating Officer (2011 to 2013), Executive Vice President (2009 to 2010), Executive Vice President – Investments (2006 to 2009), Vice President – Investments (2001 to 2006) and Director (2007 to present) of UMH Properties, Inc., an affiliated company. Mr. Landy’s extensive experience in real estate finance, investment, capital markets and operations management is the primary reason, amongst many, why Mr. Landy serves on our Board.	2011
James E. Mitchell	74	Independent Director. Attorney at Law; General Partner, Mitchell Partners, L.P. (1979 to present); President, Mitchell Capital Management, Inc. (1987 to present). Mr. Mitchell’s extensive experience in real estate investment is the primary reason, amongst many, why Mr. Mitchell serves on our Board.	2001

Stephen B.Wolgin	61	Independent Director. Managing Director of U.S. Real Estate Advisors, Inc., a real estate advisory services group based in New York (2000 to present); Partner with the Logan Equity Distressed Fund (2007-present); Director (2003 to present) of UMH Properties, Inc., an affiliated company; Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis. Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry is the primary reason, amongst many, why Mr. Wolgin serves on our Board.	2007

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Class II Directors with Terms Expiring in 2017

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Jeffrey A. Carus	52	Presiding Director. Founder and Managing Partner of JAC Partners, LLC (2009 to present); Founder and Managing Member of JAC Management, LLC (1998 to present); Principal of Advalurem Group (2012). Mr. Carus’ extensive experience in real estate finance and investment is the primary reason, amongst many, why Mr. Carus serves on our Board.	2011
Matthew I. Hirsch	55	Independent Director. Attorney at Law (1985 to present) Law Office of Matthew I. Hirsch. Adjunct Professor of Law, Widener University School of Law (1993 to present); Director (2000 to present) of UMH Properties, Inc., an affiliated company. Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry is the primary reason, amongst many, why Mr. Hirsch serves on our Board.	2013
Richard H. Molke	88	Independent Director. General Partner of Molke Family Limited Partnership (1994 to present). Mr. Molke’s extensive experience as an investor and in management is the primary reason, amongst many, why Mr. Molke serves on our Board.	1986

Six of the Company’s directors are also directors of UMH Properties, Inc. (MREIC), a publicly-owned affiliate of the Company, which specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Craig Koster	39	General Counsel (2015 to present), In-house Counsel (2012 to 2014). Attorney at Law (2001 to present); Assistant Corporation Counsel at the New York City Law Department (2007 to 2012).	N/A

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CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles. The Board of Directors has approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of Directors, Director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.umh.com. Together with the charter and bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure and Role in Risk Oversight

Eugene W. Landy is the Chairman of the Board of Directors. Samuel A. Landy, the Company’s President and Chief Executive Officer, is also a member of the Board of Directors. The Company believes that this structure helps ensure critical and independent thinking with respect to the Company’s strategy and performance, while ensuring that management’s insight is directly available to the directors in their deliberations. The Board of Directors has selected a Presiding Director, Jeffrey A. Carus, to preside at executive sessions of the non-management directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its Directors satisfy this definition of independence. The Board of Directors has considered business and other relationships, arrangements and other transactions between the Company and each of its Directors, including information provided to the Company by the Directors. Based upon its review, the Board of Directors has determined that all of its Directors, other than Ms. Anna T. Chew and Messrs. Eugene W. Landy, Michael P. Landy and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines. The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.umh.com and are available in print upon request.

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Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year. No Director attended fewer than 75% of the meetings of the Board of Directors and of meetings of the Committees on which he served. The Company does not have a policy concerning Directors’ attendance at the Annual Meeting of Shareholders. Four Directors attended the Company’s 2014 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and discussing the independence of the independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding the Company’s accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year ended December 31, 2014, including an executive session with the independent registered public accounting firm, in which management did not attend. The Audit Committee operates under the Audit Committee Charter which can be found at the Company’s website at www.umh.com.

The current members of the Company’s Audit Committee are Jeffrey A. Carus, Stuart D. Levy, James E. Mitchell and Stephen B. Wolgin (who serves as the Chairman of the Audit Committee). The Company’s Board of Directors has determined that Mr. Mitchell, Mr. Wolgin, Mr. Levy and Mr. Carus are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, “financially literate” within the meaning of the rules of the NYSE and “audit committee financial experts” within the meaning of the rules of the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of the Company’s goals and objectives and determining the Chief Executive Officer’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administering the Company’s 2013 Stock Option and Stock Award Plan (2013 Plan) and predecessor plans. The Compensation Committee had at least one meeting during the fiscal year ended December 31, 2014. The current members of the Compensation Committee are Jeffrey A. Carus (who serves as Chairman of the Compensation Committee), Stuart D. Levy, James E. Mitchell, and Stephen B. Wolgin. The Board has determined that each member of the Compensation Committee is independent as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.umh.com.

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Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board of Directors and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating Committee had at least one meeting during the fiscal year ended December 31, 2014. The current members of the Nominating Committee are Jeffrey A. Carus, Stuart D. Levy, James E. Mitchell, and Stephen B. Wolgin (who serves as the Chairman of the Nominating Committee). The Board has determined that each member of the Nominating Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.umh.com.

The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. The Nominating Committee will consider appropriate nominees for election as directors whose names are submitted in writing by a shareholder and evaluates them using the same criteria as for other candidates. See “Shareholder Communications” on page 14 for more information.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating Committee deems necessary or appropriate, hiring a search firm. The Nominating Committee considers diversity of background and personal experience in identifying director candidates. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating Committee for final evaluation. The Nominating Committee will then meet to consider such recommendations and to select the final candidate(s). The Nominating Committee will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

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Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors had at least one meeting during the fiscal year ended December 31, 2014. The Board of Directors has selected a Presiding Director, Jeffrey A. Carus, to preside at executive sessions of the independent directors.

Shareholder Communications

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, UMH Properties, Inc., 3499 Rt. 9 N, Suite 3-C, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and employees of the Company, including its principal executive officer and principal financial officer. This code is posted on our website at www.umh.com. During 2014, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

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PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the Company’s common shareholders will be asked to consider and vote on a proposal to approve the appointment of PKF O’Connor Davies (PKF) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company. The Company expects a representative of PKF to be present at the Annual Meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the selection of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE APPOINTMENT OF PKF O’CONNOR DAVIES AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

PROPOSAL 3

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The California State Teachers’ Retirement System (CalSTRS) has represented that it is the beneficial owner of more than $2,000 in market value of the Company’s stock and the Company expects CalSTRS to present the proposal set forth in quotes below (the “Majority Vote Proposal”) at the Annual Meeting.

THE BOARD OF DIRECTORS OPPOSES THE MAJORITY VOTE PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

Director Election Majority Vote Standard Proposal

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BE IT RESOLVED:

“That the shareholders of UMH Properties, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

SUPPORTING STATEMENT:

“In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 85% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and make the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.”

Statement of the Board of Directors in Opposition to the Shareholder Proposal

The Company’s Board of Directors is committed to sound corporate governance policies and practices that are in the best interests of its shareholders. The Board of Directors has given extensive consideration to the above described proposal to change the voting standard for the Company’s directors, and believes that it is not in the best interest of UMH Properties, Inc. and its shareholders.

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ACCORDINGLY THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

UMH Properties, Inc., as a small-cap company, spends considerable time and effort on corporate governance matters and has recruited highly qualified directors to serve on its board. UMH’s Nominating Committee, composed exclusively of independent directors, carefully considers the performance of each director in deciding whether the director should be nominated for election or re-election.

UMH has delivered a twenty year total return of over 400%, a five year total return of over 74% and a one year total return of over 11%. These returns include cash distributions and share price appreciation.

The Company’s Board of Directors submits that the Company’s performance and profitability supports its current corporate governance practices and believes that the Company’s current plurality voting methodology should not be modified. Because the “withhold” vote is a well-established means under plurality voting of registering stockholder dissatisfaction with corporate policies or director candidates, the adoption of majority voting would have no impact on the right or ability of Company shareholders to express disapproval of board actions. Further, the Company’s Board of Directors is aware of no reliable empirical data that establishes a causal connection between majority voting and economic performance. Based on the Company’s consistent performance, we see no reason why shareholders should change their vote from the plurality voting standard.

Many institutional shareholders cast votes based on recommendations from third party proxy advisors. These recommendations have become so influential in recent years that the recommendations are often outcome-determinative. Further, proxy advisors’ recommendations are often made on a “one size fits all” basis and are applied across industries, without regard to the specific nature of the industry, size or business model of a company, the composition of its shareholder base, or, in many cases, its historical performance. Their recommendations give no consideration to outstanding performance for the benefit of shareholders or to dividend distribution policies. The advisors’ recommendations often stem from general pronouncements on corporate governance practices that they believe to be in shareholders’ best interests regardless of the specific circumstances of the company, and which may lack empirical support. We also believe that certain positions these advisors take may be based on mistaken assumptions or information about the company in question.

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Frequently, proxy advisor firms will recommend a vote against directors, committee members or even the entire board if the board has failed to act on even one shareholder proposal that received a majority of the votes cast in the previous year. Accordingly, under majority voting, an arbitrary promulgation by a third party proxy advisor, even if based on mistaken information about the Company, could result in a substantial number of shareholders withholding their votes in an election of directors. Under a majority voting regime, this could lead to a failure to elect one or more directors and may result in vacancies on the board, leaving the Company without the benefit of a full board. This could cause the Company to fail to satisfy New York Stock Exchange listing standards or other corporate governance requirements, such as those relating to director independence, director qualifications or composition of Board committees. Plurality voting, on the other hand, assures that the Company will not have failed elections that create vacancies on the Board.

In addition, the Board of Directors believes that majority voting may be abused by special-interest shareholders to advance such shareholders’ particular agendas. Empowering small factions of activist shareholders to influence the Company’s business and operations would be a disservice to the overwhelming number of our long-term shareholders.

In light of the increasing popularity of social, environmental and political proposals that encroach on the duties of the Company’s directors to manage the Company in the long-term best interest of the Company and its shareholders, we believe that a majority vote requirement could result in the recommendation of a third party advisory service having an effect that is undeserved.

Majority voting was considered but not required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it is not necessarily an appropriate voting mechanism for all companies. Indeed, more than two-thirds of companies listed on the Russell 2000 – an index of small to mid-sized companies – maintain a plurality voting standard. Plurality voting is also the statutory voting standard under Maryland law, where the Company is chartered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (Common Shares) as of April 14, 2015 by:

•	each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;

•	the Company’s directors;

•	the Company’s executive officers; and

•	all of the Company’s executive officers and directors as a group.

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Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o UMH Properties, Inc., Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728. In determining the number and percentage of Common Shares beneficially owned by each person, Common Shares that may be acquired by that person under options exercisable within sixty (60) days of April 14, 2015, are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person, but are not deemed outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding (2)

Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	1,682,740(3)	6.65%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,572,576(4)	6.21%
Rutabaga Capital Management LLC 64 Broad Street Boston, MA 02109	1,332,241(5)	5.26%
Jeffrey A. Carus	3,533(6)	*
Anna T. Chew	267,357(7)	1.05%
Matthew I. Hirsch	1,353(8)	*
Craig Koster	10,228(9)	*
Eugene W. Landy	1,348,294(10)	5.29%
Samuel A. Landy	669,720(11)	2.62%
Michael P. Landy	326,784(12)	1.29%
Stuart Levy	1,203	*
James E. Mitchell	182,576(13)	*
Richard H. Molke	112,067(14)	*
Stephen B. Wolgin	13,575(15)	*
UMH Properties, Inc. 401(k) Plan	241,428(16)
Directors and Officers as a Group	3,178,118	12.27%

___________________________

*Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Shares listed.

(2) Based on the number of Shares outstanding on April 14, 2015 which was 25,309,003.

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(3) Based on Schedule 13G/A as of December 31, 2014, filed by Wells Fargo and Company the company owns 1,682,740 Shares. This filing with the SEC by Wells Fargo and Company indicates that Wells Fargo and Company has sole voting power for 1,411 Shares and sole dispositive power for 1,411 Shares. Wells Fargo also has shared voting power for 1,614,289 Shares and shared dispositive power for 1,681,329 Shares.

(4) Based on Schedule 13G/A as of December 31, 2014, filed by BlackRock, Inc. the company owns 1,572,576 Shares. This filing with the SEC by BlackRock, Inc. indicates that BlackRock, Inc. has sole voting for 1,501,113 Shares and sole dispositive power for 1,572,576 Shares.

(5) Based on Schedule 13G as of December 31, 2014, filed by Rutabaga Capital Management LLC the company owns 1,332,241 Shares. This filing with the SEC by Rutabaga indicates that Rutabaga Capital Management has sole voting power for 1,124,041 Shares and sole dispositive power for 1,332,241 Shares. Rutabaga also has shared voting power for 208,200 Shares.

(6) Includes 220 Shares in custodial accounts for Mr. Carus’ minor children under the NJ Uniform Transfers to Minors Act which he disclaims any beneficial interest but has power to vote.

(7) Includes (a) 157,357 Shares owned jointly with Ms. Chew’s husband, and (b) 110,000 Shares issuable upon exercise of stock options. Excludes 25,767 Shares held in the UMH 401(k) Plan. Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power over the Common Shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for 25,767 Shares held by the UMH 401(k) Plan for her benefit. See note (16) below for information regarding Shares held by the UMH 401(k) Plan.

(8) Includes 1,353 Shares owned jointly with Mr. Hirsch’s wife.

(9) Includes 10,000 Shares issuable upon exercise of stock options. Excludes 323 Shares held in the UMH 401(k) Plan.

(10) Includes (a) 99,872 Shares owned by Mr. Eugene Landy’s wife, (b) 172,608 Shares held by Landy Investments, Ltd. for which Mr. Landy has power to vote, (c) 66,912 Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a Trustee with power to vote, (d) 57,561 Shares held in the Landy & Landy Employees’ Pension Plan of which Mr. Landy is a Trustee with power to vote, (e) 100,000 Shares held in the Eugene W. Landy and Gloria Landy Family Foundation, a charitable trust for which Mr. Landy has power to vote, (f) 18,473 Shares held in Windsor Industrial Park Associates for which Mr. Landy has power to vote, (g) 23,988 Shares held in Juniper Plaza Associates for which Mr. Landy has power to vote, (h) 200,000 Shares issuable upon exercise of stock options, (i) 367,250 Shares pledged in a margin account, and (j) 277,559 Shares pledged as security for loans.

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(11) Includes (a) 40,042 Shares owned with Mr. Samuel Landy’s wife, (b) 6,221 Shares in the Samuel Landy Limited Partnership, (c) 48,000 Shares in the EWL Grandchildren Fund LLC of which Mr. Landy is a co-manager, (d) 250,000 Shares issuable upon exercise of stock options, (e) 35,979 Shares pledged in a margin account, and (f) 244,572 Shares pledged as security for loans. Excludes 56,105 shares held in the UMH 401(k) Plan. Mr. Landy is a co-trustee of the UMH 401(k) Plan and has shared voting power over the Common Shares held by the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for 56,105 Shares held by the UMH 401(k) Plan for his benefit. See Note (16) below for information regarding Shares held by the UMH 401(k) Plan.

(12) Includes (a) 13,441 Shares owned by Mr. Michael Landy’s wife, (b) 49,727 Shares in custodial accounts for Mr. Landy’s children under the NJ Uniform Transfers to Minors Act in which he disclaims any beneficial interest but has power to vote, (c) 48,000 Shares in the EWL Grandchildren Fund LLC of which Mr. Landy is a co-manager, (d) 20,000 Shares issuable upon exercise of stock options, (e) 71,500 Shares pledged in a margin account, and (f) 55,000 Shares pledged as security for loans. Excludes 20,463 Shares held in the UMH 401(k) Plan. See Note (16) below for information regarding Shares held by the UMH 401(k) Plan.

(13) Includes 139,166 Shares held by Mitchell Partners in which Mr. Mitchell has a beneficial interest. In addition to the Common Shares reported, Mr. Mitchell also holds 4,000 of the 8.25% Series A Cumulative Redeemable Preferred Stock.

(14) Includes 50,563 Shares owned by Mr. Molke’s wife.

(15) In addition to the Common Shares reported (a) Mr. Wolgin’s wife holds 600 of the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock.

(16) Includes 241,428 Shares held by the UMH 401(k) Plan. Ms. Anna T. Chew and Mr. Samuel Landy share voting power over the Shares held by the UMH 401(k) Plan.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the "Committee") of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Committee has the overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company. The Committee's primary objectives include serving as an independent and objective party to review such compensation plans, policies and programs. The Committee has not retained or obtained the advice of a compensation committee consultant for determining or recommending the amount of executive or director compensation.

Throughout this Proxy Statement, the individuals who served as the Company’s chief executive officer and chief financial officer during fiscal 2014, as well as certain other individuals included in the Summary Compensation Table presented below in this Proxy Statement, are sometimes referred to in this report as the "named executive officers."

Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the goals of the chief executive officer with the goals of the shareholders, and that a significant part of the executive's compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executive's individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

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The Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Committee reviews and approves the employment contracts for the Chairman of the Board and the President, as well as other named executive officers, including performance goals and objectives. The Committee annually evaluates performance of these executive officers in light of those goals and objectives. The Committee considers the Company's performance, relative stockholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to named executive officers in prior years. The Committee uses the Residential Sector of the Real Estate Compensation Survey (the survey), produced under the guidance of the National Association of Real Estate Investment Trusts (NAREIT), as a guide to setting compensation levels. Participant company data is not presented in a manner that specifically identifies any named individual or company. This survey details compensation by position type and company size with statistical salary and bonus information for each position. The Company’s salary and bonus amounts are compared to the ranges presented for reasonableness. The Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions for the Company's named executive officers. The Chairman of the Board and the President annually review the performance of the other named executive officers and then present their conclusions and recommendations to the Committee with respect to base salary adjustments and annual cash bonus and stock option and restricted stock awards. The Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote the Company's goal of retaining key employees, and aligns the key employee's interests with those of the Company's shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including, but not limited to, the employee’s contribution, title, responsibilities and years of service.

Role of Employment Agreements in Determining Executive Compensation

Most of the Company's currently employed named executive officers are parties to employment agreements. These agreements provide for base salaries, bonuses and customary fringe benefits. Other key elements of the Company’s compensation program for the named executive officers are stock options, restricted stock awards and perquisites and other benefits. Each of these is addressed separately below.  In determining initial compensation, the Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

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Shareholder Advisory Vote

 One way to determine if the Company’s compensation program reflects the interests of shareholders is through their nonbinding vote. At the Annual Meeting of Shareholders held on June 12, 2014, the Company’s shareholders approved by their advisory vote the compensation of the named executive officers.

Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers' performance and tenure and the Company's performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of their employment agreements, the President and Chief Executive Officer is entitled to receive an annual maximum cash bonus of up to 21% of base salary, based on the achievement of certain performance goals set by the Committee. In order to receive a bonus, FFO must have increased 3% during the year, or 9% over the three year contract period. The following are the performance goals for the President:

a.	There shall be a minimum of 175 new home sales per year. (Bonus of 10% of base salary.)

b.	Occupancy to increase 1%, with not more than 10% of the increase being from rentals. (Bonus of 10% of base salary.)

c. Acquisition of at least 350 spaces per year. (Bonus of 7% of base salary.)

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Bonuses awarded to the other named executive officers are recommended by the Chairman of the Board and the President and Chief Executive Officer and are approved by the Committee. The Company believes that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual. In evaluating performance of the Company annually, the Compensation Committee considers a variety of factors, including, among others, Funds From Operations (FFO), Core Funds From Operations (Core FFO), net income, growth in asset size, occupancy and total return to shareholders.  The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO to mean net income computed in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) excluding gains or losses from sales of property, plus depreciation and amortization.  The Company defines Core FFO as FFO plus acquisition costs. The Company considers FFO and Core FFO to be meaningful, additional measures of operating performance primarily because it excludes the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

Other factors considered include the employee’s title and years of service.  The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary.  The Committee has declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock Awards

Stock options and restricted stock awards are recommended by the Chairman of the Board and the President and Chief Executive Officer. In making its decisions, the Committee does not use an established formula or focus on a specific performance target.  The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Compensation Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Compensation Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties evidence appropriate risk management, including risks associated with real estate markets, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

In fiscal 2014, the Compensation Committee received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the number of options or restricted stock to be awarded. The factors that were considered in awarding the stock options and restricted stock included the following progress that was made by management:

  Located, acquired and integrated fourteen manufactured home communities without placing undue burden on liquidity;

  Achieved year-over-year portfolio growth of 12%, resulting in over 15,000 developed home sites;

  Increased occupancy from 81.5% to 82.3% and same store occupancy from 81.5% to 83.2%;

  Increased our portfolio of rental homes by 34% year-over-year, resulting in approximately 2,600 homes with an occupancy of 91.5%;

  Raised approximately $33 million in equity via the DRIP;

  Maintained a low weighted average interest rate at 4.8%;

  Managed general and administrative costs to an appropriate level; and

  Maintained cash distributions to shareholders.

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The individual awards were allocated based on the named executive officers’ individual contributions to these accomplishments.    In addition, the awards were compared to each named officers’ total compensation and compared with comparable real estate investment trusts (REITs) using the annual Compensation Survey published by NAREIT as a guide for setting total compensation.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executives, spouses and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on such terms no less favorable than applicable to any other executive; use of an automobile; and, supplemental disability insurance, at the Company's cost, as agreed to by the Company and the named executive officer. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2014, are included in “All Other Compensation” of the Summary Compensation Table provided below in this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers' employment agreements each contain provisions relating to change in control events and severance upon termination for events other than for cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

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Evaluation

Mr. Eugene Landy is employed under an amended employment agreement with the Company. Based on the Committee’s evaluation of his performance, his base compensation under his amended contract was increased from $175,000, which had remained unchanged since January 1, 2004, to $250,000 per year, effective October 1, 2014. Mr. Landy also received bonuses totaling $34,615 primarily based on performance, including growth of the Company. Additionally, Mr. Eugene Landy received $43,250 in director’s fees and fringe benefits. In evaluating Mr. Eugene Landy’s leadership performance, during 2011, the Committee awarded Mr. Eugene Landy an Outstanding Leadership Achievement Award (Award) in the amount of $250,000 per year for three years. This Award was to recognize Mr. Eugene Landy’s exceptional leadership as Chairman of the Board for over 40 years.

The Committee also reviewed the progress made by Mr. Samuel A. Landy, President and Chief Executive Officer, including FFO and Core FFO. Mr. Samuel Landy is under an employment agreement with the Company. His base compensation was $416,745 for 2014. Mr. Samuel Landy also received bonuses totaling $46,812 and director’s fees and fringe benefits totaling $53,450. Bonuses were primarily based upon achievement of certain performance goals.

Ms. Anna Chew is under an employment agreement with the Company. Her base compensation under this contract is $316,841 for 2014. Ms. Chew also received bonuses totaling $37,186 and director’s fees and fringe benefits totaling $53,450. Bonuses were based on performance, including growth of the Company, recommended by the Chairman of the Board and the President and Chief Executive Officer and approved by the Committee.

The Committee has also approved the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other named executives’ annual salaries, bonuses, option and restricted stock grants and fringe benefits.

In addition to its determination of the executive's individual performance levels for 2014, the Committee also compared the executive's total compensation for 2014 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above. The Company’s salary and bonus amounts were compared to the ranges presented for reasonableness.   The Company’s total compensation fell in the lowest range (25th percentile) of this survey.

Risk Management

The Board of Directors does not believe that the Executive Compensation Program raises any risks that are reasonably likely to have a material adverse effect on the Company.  Executive officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten the long-term value of the Company.  The Board has attempted to align the interests of the Board of Directors and the executive officers with the long-term interests of the Company and the Shareholders through grants of stock options and restricted stock awards, thereby giving the Board and executive officers additional incentives to protect the long-term value of the Company.

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Compensation Committee Report

The Compensation Committee (Compensation Committee) of the Board of Directors (Board) of UMH Properties, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Jeffrey A. Carus

Stuart D. Levy

James E. Mitchell

Stephen B. Wolgin

Summary Compensation Table

The following Summary Compensation Table shows compensation paid by the Company for services rendered during 2014, 2013 and 2012 to the named executive officers. There were no other executive officers whose aggregate cash compensation exceeded $100,000:

Name and Principal Position	Year	Salary	Bonus	Option Awards 6)	Restricted Stock Awards (7)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (8)	All Other Compensation	Total

Eugene W. Landy	2014	$193,750	$34,615	$ 98,000	$-0-	$-0-	$43,250 (1)	$369,615
Chairman of the	2013	175,000	331,731	142,000	-0-	150,000	37,625 (1)	836,356
Board	2012	175,000	250,000	-0-	123,490	58,573	38,552 (1)	645,615

Samuel A. Landy	2014	416,745	46,812	49,000	232,750	-0-	53,450 (2)	798,757
President and Chief	2013	385,000	180,800	71,000	-0-	-0-	47,625 (2)	684,425
Executive Officer	2012	378,000	89,792	-0-	250,790	-0-	38,925 (2)	757,507

Anna T. Chew (4)	2014	316,841	37,186	49,000	-0-	-0-	53,450 (2)	456,477
Vice President and	2013	301,754	121,053	71,000	-0-	-0-	47,625 (2)	541,432
Chief Financial Officer	2012	287,385	38,025	-0-	123,490	-0-	41,507 (2)	490,407

Craig Koster (5)	2014	136,592	10,077	4,900	-0-	-0-	3,145 (3)	154,174
General Counsel	2013	120,000	3,808	7,100	-0-	-0-	-0-	130,908
	2012	9,231	200	-0-	-0-	-0-	-0-	9,431

(1)	Represents Director’s fees of $43,250, $37,625 and $29,125 for 2014, 2013 and 2012, respectively, and fringe benefits.

(2)	Represents Director’s fees of $43,250, $37,625 and $29,125 for 2014, 2013 and 2012, respectively, fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.

(3)	Represents discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer.
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(4)	Prior to July 2012, approximately 25% of her salary compensation was allocated to and reimbursed by MREIC, pursuant to a cost sharing agreement between the Company and MREIC. Effective July 2012, 100% of her salary compensation is allocated to the Company.

(5)	Mr. Koster joined the Company on November 26, 2012. Effective January 1, 2015, Mr. Koster was promoted to General Counsel.

(6)	These values were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model for 2014: expected volatility of 27.12%; risk-free interest rate of 2.23%; dividend yield of 7.14%; expected life of the options of eight years; and forfeitures of $-0-. The following assumptions were used in the model for 2013: expected volatility of 32.36%; risk-free interest rate of 1.98%; dividend yield of 6.67%; expected life of the options of eight years; and forfeitures of $-0-. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

(7)	The grant date fair values were established based on the number of shares granted and the share prices as follows: 2014, 1/15/14 - $9.31; 2012, 1/19/12 for Mr. Samuel Landy – $9.56; and 2012, 8/31/12 for Mr. Eugene Landy and Ms. Chew - $11.23. Such shares vest over five years.

(8)	Accrual for pension benefits in accordance with Mr. Landy’s employment agreement.

Stock Compensation Plan

On June 13, 2013, the shareholders approved and ratified the Company's 2013 Stock Option and Stock Award Plan (the 2013 Plan) authorizing the grant of stock options or restricted stock awards to Directors, officers and key employees. The maximum number of shares that may be issued under the 2013 Plan is 3,000,000 shares. If and to the extent that an award made under the 2013 Plan is forfeited, terminated, expires or is canceled unexercised, the number of shares associated with the forfeited, terminated, expired or canceled portion of the award shall again become available for additional awards under the 2013 Plan.  The 2013 Plan replaced the Company's 2003 Stock Option and Award Plan, as amended, which, pursuant to its terms, terminated in 2013. The outstanding options under the 2003 Stock Option and Award Plan, as amended, remain outstanding until exercised, forfeited or expired. Not more than 200,000 shares of the Company’s common stock may be granted as options in any one fiscal year to a participant under the 2013 Plan. In general, each option may be exercised only after one year of continued service with the Company. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant shall be 100,000.

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Grants of Plan-Based Awards

The following table sets forth, for the named executive officers in the Summary Compensation Table, information regarding individual grants of stock options made during the year ended December 31, 2014:

Name	Grant Date	Number of Shares of Restricted Stock	Number of Shares Underlying Options(1)	Exercise Price of Option Award or Fair Value Per Share at Grant Date of Restricted Stock Award	Grant Date Fair Value (2)

Eugene W. Landy	6/11/2014	-0-	100,000	$9.85	$98,000

Samuel A. Landy	1/15/2014	25,000	-0-	9.31	232,750
	6/11/2014	-0-	50,000	9.85	49,000

Anna T. Chew	6/11/2014	-0-	50,000	9.85	49,000

Craig Koster	6/11/2014	-0-	5,000	9.85	4,900

(1)	Stock options vest one year from the date of grant.

(2)	The values of the shares underlying options were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: expected volatility of 27.12%; risk-free interest rate of 2.23%; dividend yield of 7.14%; expected life of the options of eight years; and forfeitures of $-0-. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise. The value of the shares of restricted stock was based on the closing price of the shares on the grant date.
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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for the named executive officers in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at December 31, 2014:

Option Awards (1)					Restricted Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options UnExercisable	Option Exercise Price	Option Expiration Date	Number of Shares that have not Vested	Market Value of Shares that have not Vested

Eugene W. Landy					16,489	$157,470
Eugene W. Landy	100,000	-0-	$10.08	06/26/21
Eugene W. Landy	-0-	100,000	$9.85	06/11/22

Samuel A. Landy					67,141	$641,197
Samuel A. Landy	5,800	-0-	$17.06	01/03/15
Samuel A. Landy	44,200	-0-	$15.51	01/03/15
Samuel A. Landy	7,700	-0-	$12.97	01/08/16
Samuel A. Landy	42,300	-0-	$11.79	01/08/16
Samuel A. Landy	14,000	-0-	$7.12	01/07/17
Samuel A. Landy	61,000	-0-	$6.47	01/07/17
Samuel A. Landy	10,900	-0-	$9.13	01/08/18
Samuel A. Landy	14,100	-0-	$8.30	01/08/18
Samuel A. Landy	50,000	-0-	$10.08	06/26/21
Samuel A. Landy	-0-	50,000	$9.85	06/11/22

Anna T. Chew					16,489	$157,470
Anna T. Chew	10,000	-0-	$14.21	07/16/15
Anna T. Chew	50,000	-0-	$10.08	06/26/21
Anna T. Chew	-0-	50,000	$9.85	06/11/22

Craig Koster					-0-	$-0-
Craig Koster	5,000	-0-	$10.08	06/26/21
Craig Koster	-0-	5,000	$9.85	06/11/22

(1)	Stock options are exercisable one year from grant date and expire 8 years from grant date.

(2)	Restricted stock awards vest over 5 years, 20% per year, from the date of grant. The following is the vesting schedule for the shares that have not yet vested: Mr. Eugene Landy – 8,332 shares, 5,515 shares and 2,642 shares in 2015, 2016 and 2017 respectively; Mr. Samuel Landy – 25,734 shares, 18,696 shares, 11,907 shares, 5,402 shares, and 5,402 shares in 2015, 2016, 2017, 2018 and 2019, respectively; and Ms. Anna Chew, - 8,332 shares, 5,515 shares and 2,642 shares in 2015, 2016 and 2017 respectively. Market value is based on the closing price of our common stock on December 31, 2014 of $9.55.

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Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the year ended December 31, 2014:

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($) (1)

Eugene W. Landy	-0-	$-0-	7,999	$81,027
Samuel A. Landy	-0-	-0-	19,329	189,940
Anna T. Chew	20,000	151,200	7,999	81,027
Craig Koster	-0-	-0-	-0-	-0-

(1)     Value realized based on the closing price of the shares on the NYSE as of the date of vesting.

Employment Agreements

The Company has an Employment Agreement with Mr. Eugene W. Landy, Chairman of the Board. Under this agreement, prior to January 1, 2004, Mr. Landy received an annual base compensation of $150,000 (as amended) plus bonuses and customary fringe benefits, including health insurance, participation in the Company’s 401(k) Plan, stock options, five weeks’ vacation and use of an automobile. Additionally, there may be bonuses voted by the Board of Directors. The Employment Agreement is terminable by either party at any time subject to certain notice requirements. On severance of employment by the Company, Mr. Landy will receive severance of $450,000, payable $150,000 on severance and $150,000 on the first and second anniversaries of severance. In the event of disability, Mr. Landy’s compensation will continue for a period of three years, payable monthly. On retirement, Mr. Landy will receive a pension of $50,000 a year for ten years, payable in monthly installments. In the event of death, Mr. Landy’s designated beneficiary will receive $450,000, $100,000 thirty days after death and the balance one year after death. The Employment Agreement automatically renews each year for successive one-year periods. Effective January 1, 2004, this agreement was amended to increase Mr. Landy's annual base compensation to $175,000. Additionally, Mr. Landy's pension benefit of $50,000 per year has been extended for an additional three years. On April 14, 2008, the Company executed a Second Amendment to the Employment Agreement with Mr. Landy (the second amendment).  The second amendment provides that in the event of a change in control, Eugene W. Landy shall receive a lump sum payment of $1,200,000, provided the sale price of the Company is at least $16 per share of common stock. A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company. This change of control provision shall not apply to any combination between the Company and MREIC. Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes. During 2013, the Board of Directors extended Mr. Landy’s pension benefit for an additional three years, through 2016. Effective October 1, 2014, the Company amended the employment agreement with Mr. Landy, increasing his base salary from $175,000 to $250,000.

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Effective January 1, 2012, the Company and Samuel A. Landy entered into a three-year Employment Agreement under which Mr. Samuel Landy receives an annual base salary of $378,000 for 2012, $396,900 for 2013 and $416,745 for 2014, subject to increases in Funds from Operations (FFO) of 3% per year or 9% over the three-year period. If this increase is not met, the salary increase will be limited to the increase in the consumer price index. Bonuses are based on performance goals relating to FFO, home sales, occupancy and acquisitions, with a maximum of 21% of salary.  Mr. Samuel Landy received a restricted stock grant of 25,000 shares in 2012. In each subsequent calendar year of employment pursuant to the Agreement, restricted stock shall be awarded to Mr. Samuel Landy at the discretion of the Compensation Committee of the Board of Directors. Mr. Samuel Landy will receive customary fringe benefits, four weeks of vacation, reimbursement of reasonable and necessary business expenses and use of an automobile.  The Company will reimburse Mr. Samuel Landy for the cost of a disability insurance policy.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and MREIC, Mr. Samuel Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  Mr. Landy is currently negotiating a new employment agreement.

Effective January 1, 2012, the Company and Anna T. Chew entered into a new three-year employment agreement, under which Ms. Chew receives an annual base salary of $287,385 for 2012, $301,754 for 2013 and $316,841 for 2014, plus bonuses and customary fringe benefits.  Ms. Chew will also receive four weeks of vacation, reimbursement of reasonable and necessary business expenses and use of an automobile.  The Company will reimburse Ms. Chew for the cost of a disability insurance policy such that, in the event of the employee’s disability for a period of more than 90 days, the employee will receive benefits up to 60% of her then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and MREIC, the employee will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or the employee may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, the employee shall be entitled to the greater of the salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.  Ms. Chew is currently negotiating a new employment agreement.

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Potential Payments upon Termination of Employment or Change-in-Control

Under the terms of the employment agreements of the named executive officers, such named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur.    The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at December 31, 2014.

	Voluntary Resignation on 12/31/14	Termination Not for Cause or Good Reason on 12/31/14	Termination for Cause on 12/31/14	Termination Not for Cause or Good Reason (After a Change-in-Control) on12/31/14	Disability or Death on 12/31/14

Eugene W. Landy	$450,000 (1)	$450,000 (1)	$450,000 (1)	$1,650,000 (2)	$750,000 (3)
Samuel A. Landy	416,745 (4)	416,745 (4)	416,745 (4)	416,745 (4)	416,745 (4)
Anna T. Chew	316,841 (4)	316,841 (4)	-0-	316,841 (4)	316,841 (4)
Craig Koster	-0-	-0-	-0-	-0-	-0-

(1)	Consists of severance payments of $450,000, payable $150,000 per year for three years.

(2)	Mr. Landy shall receive a lump-sum payment of $1,200,000 in the event of a change in control, provided that the sale price of the Company is at least $16 per share of common stock. In addition, if Mr. Landy’s employment agreement is terminated, he receives severance payments of $450,000, payable $150,000 per year for three years.

(3)	In the event of a disability, as defined in the agreement, Mr. Landy shall receive disability payments equal to his base salary for a period of three years. He has a death benefit of $450,000 payable to Mr. Landy’s beneficiary.

(4)	Represents one year salary. The respective employment agreements provides for the greater of the salary due under the remaining term of the agreement or one year. The respective employment agreements also provide for death benefits of the same amount.

The Company retains the discretion to compensate any officer upon any future termination of employment or change-in control.

Director Compensation

Directors received a fee of $4,000 for each Board meeting attended, $500 for each Board phone meeting attended, and an additional fixed annual fee of $26,000 payable quarterly. Directors appointed to board committees received $1,200 for each committee meeting attended. Effective January 1, 2015, the fixed annual fee was increased to $31,000 payable quarterly.

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The table below sets forth a summary of director compensation for the year ended December 31, 2014:

Director	Annual Board Cash Retainer	Meeting Fees	Committee Fees	Total Fees Earned or Paid in Cash

Jeffrey A. Carus (2) (3)	$27,250	$16,000	$10,100	$53,350
Matthew I. Hirsch	27,250	16,000	-0-	43,250
Charles Kaempffer (1)	27,250	16,000	4,800	48,050
Michael P. Landy	27,250	16,000	-0-	43,250
Stuart Levy (2)	27,250	16,000	10,100	53,350
James E. Mitchell (2)	27,250	16,000	10,100	53,350
Richard H. Molke	27,250	16,000	-0-	43,250
Eugene Rothenberg (1)	27,250	16,000	-0-	43,250
Stephen B. Wolgin (2)	27,250	16,000	10,100	53,350

	$ 245,250	$ 144,000	$ 45,200	$ 434,450

As of December 31, 2014, the aggregate number of unvested restricted shares of stock held by each director was as follows: Mr. Carus - 1,237; Mr. Hirsch - 0; Mr. Kaempffer - 0; Mr. M. Landy - 16,488; Mr. Levy - 714; Mr. Mitchell - 1,237; Mr. Molke - 1,237; Mr. Rothenberg - 1,237 and Mr. Wolgin - 1,237.

(1)	Mr. Kaempffer & Mr. Rothenberg are Emeritus directors which are retired directors who are not entitled to vote on board resolutions; however they receives directors’ fees for participation in the board meetings.

(2)	Mr. Carus (Chairman of the Compensation Committee), Mr. Levy, Mr. Mitchell and Mr. Wolgin (Chairman of the Audit Committee and the Nominating Committee) are the current members of the Audit Committee, the Compensation Committee and the Nominating committee.

(3)	Mr. Carus is the Presiding Director whose role is to preside over the executive sessions of the non-management directors.

(4)	Mr. Eugene W. Landy, Mr. Samuel A. Landy and Ms. Anna T. Chew are inside directors. As such, their director compensation is included in the Summary Compensation Table.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements previously described, the Company has no pension or other post-retirement plans in effect for Officers, Directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $600,000 as of December 31, 2014. Payments made during 2014 amounted to $50,000. Mr. Eugene Landy is entitled to receive payments of $50,000 per year through 2016. The Company’s employees may elect to participate in the Company’s 401(k) Plan.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Mr. Carus, Mr. Levy, Mr. Mitchell and Mr. Wolgin. No member of the Compensation Committee is a current or former officer or employee ofthe Company. In 2014, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in the Company’s Proxy Statement.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the Audit Committee) of the Board of Directors (the Board of Directors) of UMH Properties, Inc. (the Company) operates under a written charter which has been amended in January 2013. The amended charter is available on the Company’s website at www.umh.com.

The Company has an Audit Committee consisting of four “independent” Directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2014.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees” as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 61, “Independence Discussions with Audit Committees”, and have discussed with the registered public accounting firm its independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 be filed with the SEC.

Audit Committee:
Stuart D. Levy
James E. Mitchell
Stephen B. Wolgin

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PKF O’Connor Davies served as the Company’s independent registered public accounting firm for the years ended December 31, 2014 and 2013. The following are fees billed by and accrued to PKF O’Connor Davies in connection with services rendered:

	2014	2013

Audit Fees	$170,000	$166,000
Audit Related Fees	24,907	28,918
Tax Fees	64,580	54,315
All other fees	-0-	-0-
Total Fees	$259,487	$249,233

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s independent registered public accounting firm. The policy requires that all services provided by our principal independent registered public accounting firm to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The Audit Committee pre-approved all services performed by our independent registered public accountants during fiscal years 2013 and 2014. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF O’Connor Davies’ independence.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s common stock for the last five years to the FTSE NAREIT All Equity REIT’s published by the National Association of Real Estate Investment Trusts (NAREIT) and to the S&P 500 Index for the same period. The graph assumes a $100 investment in our common stock and in each of the indexes listed below on December 31, 2009 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information herein has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not indicative of future stock performance.

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YEAR ENDED DECEMBER 31,
UMH PROPERTIES, INC.
FTSE NAREIT ALL REIT
S & P 500

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy, President, Chief Executive Officer and a Director of the Company, and Michael P. Landy, a Director of the Company, are the sons of Eugene W. Landy, the Chairman of the Board and a Director of the Company.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors. The Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement for its approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. The Company’s Code of Business Conduct and Ethics, which is presented on the Company’s website at www.umh.com, requires Directors, officers and employees to notify and report a potential or apparent conflict of interest, in the case of a Director or the principal executive officer, to the Board, in the case of any officer other than the principal executive officer, to the principal executive officer, and, in the case of an employee, to his or her supervisor. Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

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Transactions with UMH Properties, Inc.

There are six Directors of the Company who are also Directors and shareholders of UMH Properties, Inc. (MREIC). The Company holds common stock of MREIC in its securities portfolio. The Company shares 1 officer (Chairman of the Board) and shared 2 additional employees (Controller and Director of Investor Relations) with MREIC. Effective January 1, 2015, the Company reduced this number to 1 officer (Chairman of the Board) and 1 additional employee (Director of Investor Relations). Allocations of salaries and benefits are based on the amount of the employees’ time dedicated to each company. Some general and administrative expenses, including office rent, are allocated between the Company and MREIC based on use or services provided. Effective January 2015, MREIC obtained a separate lease and office rent is no longer allocated between the Company and MREIC.

Other

The Company has an employment agreement with a certain executive officer, which in addition to base compensation, bonuses and fringe benefits, provides for specified retirement benefits. The Company has accrued these benefits on a present value basis over the terms of the agreements. Amounts accrued under this agreement were $600,000 at both December 31, 2014 and 2013.

The Company leases its corporate offices where the lessor of the property is owned by certain officers and directors of the Company. The Company is also responsible for its proportionate share of real estate taxes and common area maintenance. On May 1, 2010, the Company renewed this lease for an additional five-year term with monthly lease payments of $13,600 through April 30, 2013 and $14,000 through April 30, 2015. Management believes that the aforesaid rent is no more than what the Company would pay for comparable space elsewhere. Approximately 70% of the monthly lease payment plus its proportionate share of real estate taxes and common area maintenance was reimbursed by MREIC through 2014. Effective January 2015, MREIC obtained a separate lease and office rent is no longer allocated between the Company and MREIC. On May 1, 2015, the Company will be renewing its lease for its corporate offices for an additional seven-year term with monthly lease payments of $14,900 through April 30, 2020 and $15,300 through April 30, 2022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Officers and Directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% beneficial owners were met.

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OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended December 31, 2014 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and Proxy Statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at UMH Properties, Inc., Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728, (b) telephone at (732) 577-9997 or (c) email at umh@umh.com. You can also contact your broker, bank or other nominee to make a similar request.

For directions to the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, please contact our Shareholders Relations Department by mail, telephone or email.

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2016 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by December 31, 2015. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2016 Annual Meeting, but not included in the Company’s Proxy Statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than December 31, 2015 and not later than January 30, 2016. However, in the event that the 2016 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2015 Annual Meeting, notice by the shareholder to be timely must

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be received no earlier than the 120th day prior to the date of mailing of the notice for the meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the meeting or the 10th day following the day on which public announcement of the date of mailing of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy
Dated: April 30, 2015	Chairman of the Board and Director

Important: Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize your proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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UMH PROPERTIES, INC. ATTN: Susan M. Jordan 3499 ROUTE 9 NORTH, STE. 3-C FREEHOLD, NJ 07728

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90694-P64185 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

UMH PROPERTIES, INC.
The Board of Directors recommends you vote FOR the Nominees listed below:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of nominee(s) on the line below.
1.	Election of Class III Directors, each to serve until the 2018 annual meeting of shareholders and until his or her successor is duly elected and qualifies.		0	0	0	______________________________________
	Nominees:
	01)	Anna T. Chew
	02)	Eugene W. Landy
	03)	Samuel A. Landy
	04)	Stuart D. Levy

The Board of Directors recommends you vote FOR the following proposal 2:
						For	Against	Abstain
2.	Ratification of the appointment of PKF O'Connor Davies as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.					0	0	0

The Board of Directors recommends you vote AGAINST the following proposal 3:

3.	Non-binding shareholder proposal regarding the voting standard for the election of the Company’s directors, if properly presented at the Annual Meeting.					0	0	0

NOTE: When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If this proxy is properly executed but no direction is given, the votes entitled to be cast by the undersigned will be cast (i) FOR the election of the four nominees listed above as Directors of the Company; (ii) FOR the ratification of the appointment of PKF O’Connor Davies as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; (iii) AGAINST the non-binding shareholder proposal regarding the voting standard for the election of the Company’s directors, if properly presented at the Annual Meeting; and (iv) in the discretion of the proxy holder(s) on any other matter that may properly come before the meeting or any adjournment or thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				0

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

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M90695-P64185

UMH PROPERTIES, INC.

Annual Meeting of Shareholders

June 18, 2015 4:00 PM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UMH PROPERTIES, INC.

The Shareholder of UMH Properties, Inc., a Maryland Corporation (the “Company”), executing the reverse of this Proxy Card (the “Shareholder”), hereby appoints Eugene W. Landy, Samuel A. Landy, and Anna T. Chew, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the Annual Meeting of Shareholders (the “Meeting”) of the Company, to be held at the Company’s office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, on Thursday June 18, 2015, at 4:00 p.m., eastern time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Meeting and to otherwise represent the Shareholder at the Meeting with all powers possessed by the Shareholder if personally present at the Meeting.

The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Meeting.

Address Changes/Comments:____________________________________________________________________

__________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side